Exhibit 99.1

Mawson Infrastructure Group Inc. Executes New Customer Agreement with Canaan Inc., Growing and Expanding Digital Colocation Business with Latest-Gen ASICs

MIDLAND, PA., March 26, 2025 — Mawson Infrastructure Group Inc. (NASDAQ: MIGI) (“Mawson” or “the Company”), a publicly-traded technology company focused on digital infrastructure platforms for artificial intelligence (AI), high-performance computing (HPC), and digital assets markets, today announced that it has signed a significant new digital colocation customer agreement with Canaan Inc., a NASDAQ-listed publicly traded company (NASDAQ: CAN), further growing and expanding its digital colocation business with latest-generation application-specific integrated circuit machines (ASICs).

The new customer colocation agreement executed between Mawson’s President and CEO Rahul Mewawalla and Canaan’s Chairman and CEO Nangeng Zhang on March 21, 2025 is for Mawson to provide Canaan with digital colocation services for about 17,453 latest-generation ASICs at Mawson’s facilities. The initial agreement term is for 3 years and the parties can extend upon mutual agreement. The contract also provides for future potential capacity expansion.

Rahul Mewawalla, Mawson CEO and President, stated, “We recently announced that we grew our digital colocation business revenue 136% year-on-year. We are now pleased to sign and welcome Canaan as our newest enterprise-grade customer. I am delighted to announce this new long-term digital colocation customer agreement, further driving growth of our digital colocation services business. This aligns well with our strategy of optimizing our digital infrastructure and compute management capabilities working with latest-generation machines. By combining Mawson’s digital infrastructure innovation and Canaan’s latest hardware innovation, we’re creating a strategic relationship that we expect will benefit both companies and the overall ecosystem.”

Nangeng Zhang, Chairman and Chief Executive Officer of Canaan, commented, “This agreement between Canaan and Mawson combines Mawson’s digital infrastructure and operational excellence with Canaan’s next-generation mining hardware to create an innovative, scalable foundation that provides the flexibility for additional opportunities. Together, we’re building a partnership that we believe will drive value and create opportunities for sustainable growth for both companies.”

The executed customer agreement, entered into by wholly owned subsidiaries of Canaan Inc. and Mawson Infrastructure Group Inc., is for approximately 64 MW of compute capacity at Mawson’s facilities. This further strengthens Mawson’s position as a leading industry provider of digital infrastructure and digital colocation services in the attractive PJM market, one of North America’s largest competitive and deregulated wholesale energy markets.

Upon completion of this deployment, Mawson expects to operate and manage approximately 5.51 exahash per second (EH/s) in combined total current operating hashrate across its facilities.

Mawson also has an additional site in Ohio under development which is expected to add an initial 24 MW to the Company’s currently operating 129 MW across its facilities, growing the Company’s total operating capacity to 153 MW upon completion, potentially further expanding the total hashrate.

About Mawson Infrastructure Inc.

Mawson Infrastructure Group (NASDAQ: MIGI) is a technology company that offers digital infrastructure platforms for artificial intelligence (AI), high-performance computing (HPC) and digital assets. The Company’s digital infrastructure platforms can be used to operate computing resources for a number of applications, and are offered across artificial intelligence (AI), high-performance computing (HPC), digital assets, and other computing applications. Our innovation, technology, and operational expertise enables us to operate and optimize digital infrastructure to accelerate the digital economy. The Company has a strategy to prioritize the usage of carbon-free energy sources, including nuclear energy, to power its digital infrastructure platforms and computational machines.

Company’s media interviews and videos are available at www.mawsoninc.com/video-interviews .. Articles and recent news related to the Company are available at www.mawsoninc.com/articles.

For more information, visit: https://www.mawsoninc.com

About Canaan Inc.

Canaan Inc. (NASDAQ: CAN) is a technology company established in 2013 focusing on ASIC high-performance computing chip design, chip research and development, computing equipment production, and software services. Canaan has extensive experience in chip design and streamlined production in the ASIC field. Canaan completed its initial public offering on the Nasdaq Global Market in 2019.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Mawson cautions that statements in this press release that are not a description of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words referencing future events or circumstances such as “expect,” “intend,” “plan,” “anticipate,” “believe,” and “will,” among others. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon Mawson’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, the possibility of Mawson’s need and ability to raise additional capital, the development and acceptance of digital asset networks and digital assets and their protocols and software, the reduction in incentives to mine digital assets over time, the costs associated with digital asset mining, the volatility in the value and prices of digital assets and cryptocurrencies, further or new regulation of digital assets, cryptocurrencies and AI, the evolution of AI and HPC market and changing technologies, the slower than expected growth in demand for AI, HPC and other accelerated computing technologies than expected, the ability to timely implement and execute on AI and HPC digital infrastructure, and the ability to timely complete the digital infrastructure build-out in order to achieve its revenue expectations for the periods mentioned. More detailed information about the risks and uncertainties affecting Mawson is contained under the heading “Risk Factors” included in Mawson’s Annual Report on Form 10-K filed with the SEC on April 1, 2024, and Mawson’s Quarterly Reports on Form 10-Q filed with the SEC on May 15, 2024, August 19, 2024, November 14, 2024, and in other filings Mawson has made and may make with the SEC in the future. One should not place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Mawson undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as may be required by law.

For more information, visit us at https://www.mawsoninc.com

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Investor Contact:

Investor Relations Team
IR@mawsoninc.com

Partnerships Contact:

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Media Relations Team
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